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                                                                EXHIBIT 15(a)(2)

                                    AMENDED
                            MASTER DISTRIBUTION PLAN
                                       OF
                             AIM EQUITY FUNDS, INC.
                    (Retail Classes, Front-End Sales Charge)


         SECTION 1. AIM Equity Funds, Inc. (the "Fund") on behalf of the Shares of common stock set forth in Appendix A attached hereto (the "Portfolios") may act as a distributor of securities of such Portfolios (the "Shares") of which the Fund is the issuer, pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act"), according to the terms of this Distribution Plan (the "Plan").

         SECTION 2. Amounts set forth in Appendix A may be used to finance any activity which is primarily intended to result in the sale of the Shares, including, but not limited to, expenses of organizing and conducting sales seminars, advertising programs, finders fees, printing of prospectuses and statements of additional information (and supplements thereto) and reports for other than existing shareholders, preparation and distribution of advertising material and sales literature, overhead, supplemental payments to dealers and other institutions as asset-based sales charges or as payments of service fees under a shareholder service arrangement to be established by A I M Distributors, Inc. ("Distributors") as the Fund's distributor in accordance with Section 3, and the costs of administering the Plan. To the extent that amounts paid hereunder are not used specifically to reimburse Distributors for any such expense, such amounts may be treated as compensation for Distributors' distribution-related services. All amounts expended pursuant to the Plan shall be paid to Distributors and are the legal obligation of the Fund and not of Distributors. That portion of the amounts paid under the Plan that is not paid or advanced by Distributors to dealers or other institutions that provide personal continuing shareholder service as a service fee pursuant to Section 3 shall be deemed an asset-based sales charge.

         SECTION 3.

                 (a) Amounts expended by the Fund under the Plan shall be used in part for the implementation by Distributors of shareholder service arrangements with respect to the Shares. (With respect to AIM Charter Fund, AIM Constellation Fund and AIM Weingarten Fund, the previous sentence applies only to shares purchased on or after September 9, 1986.) The maximum service fee paid to any service provider shall be twenty-five one-hundredths of one percent (0.25%) per annum of the average daily net assets of the Fund attributable to the Shares owned by the customers of such service provider.

                 (b) Pursuant to this program Distributors may enter into agreements substantially in the form attached hereto as Exhibit A ("Service Agreements") with such broker-dealers ("Dealers") as may be selected from time to time by Distributors for the provision of distribution-related personal shareholder services in connection with the sale of Shares to the Dealers' clients and customers ("Customers") to Customers who may from time to time directly or beneficially own Shares. The distribution-related personal continuing shareholder services to be rendered by Dealers under the Service Agreements may include, but shall not be limited to, the following: distributing sales literature; answering routine Customer inquiries concerning the Fund and the Shares; assisting Customers in changing dividend options, account designations and addresses, and in enrolling into any


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         of several retirement plans offered in connection with the purchase of
         Shares; assisting in the establishment and maintenance of customer accounts and records and in the processing of purchase and redemption transactions; investing dividends and capital gains distributions automatically in Shares and providing such other information and services as the Fund or the Customer may reasonably request.

                 (c) Distributors may also enter into Bank Shareholder Service Agreements substantially in the form attached hereto as Exhibit B ("Bank Agreements") with selected banks acting in an agency capacity for their customers ("Banks"). Banks acting in such capacity will provide shareholder services to their customers as set forth in the Bank Agreements from time to time.

                 (d) Distributors may also enter into Variable Group Annuity Contractholder Service Agreements substantially in the form attached hereto as Exhibit C ("Variable Contract Agreements") (with respect to AIM Charter Fund, AIM Constellation Fund and AIM Weingarten Fund) with selected insurance companies ("Companies") offering variable annuity contracts to employers as funding vehicles for retirement plans qualified under Section 401(a) of the Internal Revenue Code, where amounts contributed under such plans are invested pursuant to such variable annuity contracts in Shares of the Fund. The Companies receiving payments under such Variable Contract Agreements will provide specialized services to contractholders and plan participants, as set forth in the Variable Contract Agreements from time to time.

                 (e) Distributors may also enter into Shareholder Service Agreements substantially in the form attached hereto as Exhibit D ("401(k) Service Agreements") with selected providers of 401(k) plans. Such plan providers will provide services to their customers as set forth in the 401(k) Service Agreements from time to time.

                 (f) Distributors may also enter into Shareholder Service Agreements substantially in the form attached hereto as Exhibit E ("Bank Trust Department Agreements") with selected bank trust departments. Such bank trust departments will provide shareholder services to their customers as set forth in the Bank Trust Department Agreements.

         SECTION 4. This Plan shall not take effect until it has been approved by a vote of at least a "majority of the outstanding voting securities" (as defined in the 1940 Act) of the Shares.

         SECTION 5. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority of both (a) the Board of Directors of the Fund and (b) those directors of the Fund who are not "interested persons" of the Fund (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Dis-interested Directors"), cast in person at a meeting called for the purpose of voting on this Plan or such agreements.

         SECTION 6. Unless sooner terminated pursuant to Section 8, this Plan shall continue in effect until June 30, 1994 and thereafter shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 5.
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         SECTION 7.  Distributors shall provide to the Fund's Board of
Directors and the Board of Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         SECTION 8. This Plan may be terminated at any time by vote of a majority of the Dis-interested Directors, or by vote of a majority of the outstanding voting securities of the Shares. If this Plan is terminated, the obligation of the Fund to make payments pursuant to this Plan will also cease and the Fund will not be required to make any payments beyond the termination date even with respect to expenses incurred prior to the termination date.

         SECTION 9. Any agreement related to this Plan shall be made in writing, and shall provide:

                 (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Dis-interested Directors or by a vote of the outstanding voting securities of the Fund attributable to the Shares, on not more than sixty (60) days' written notice to any other party to the agreement; and

                 (b) that such agreement shall terminate automatically in the event of its assignment.

         SECTION 10. This Plan may not be amended to increase materially the amount of distribution expenses provided for in Section 2 hereof unless such amendment is approved in the manner provided in Section 4 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for in Section 5 hereof.

                                                  AIM EQUITY FUNDS, INC.


Attest:   /s/ NANCY L. MARTIN                     By: /s/ ROBERT H. GRAHAM
          ---------------------------------           ------------------------
          Assistant Secretary                         President

Effective as of September 27, 1993, as amended as of March 8, 1994 and as of September 10, 1994 (Effective October 4, 1993, with respect to AIM Constellation Fund)
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                                 APPENDIX A TO
                            MASTER DISTRIBUTION PLAN
                                       OF
                             AIM EQUITY FUNDS, INC.

                                DISTRIBUTION FEE


          The Fund shall pay the Distributor as full compensation for all services rendered and all facilities furnished under the Distribution Plan for each Portfolio as designated below, a Distribution Fee* determined by applying the annual rate set forth below as to each Portfolio (or Retail Class thereof) to the average daily net assets of the Portfolio (or Retail Class thereof) for the plan year, computed in a manner used for the determination of the offering price of shares of the Portfolio (or Retail Class).

         PORTFOLIO                                                                         ANNUAL RATE
         ---------                                                                         -----------

         AIM Aggressive Growth Fund . . . . . . . . . . . . . . . . . . . . . . . . . .          0.25%

         AIM Charter Fund (Retail Class)  . . . . . . . . . . . . . . . . . . . . . . .          0.30%

         AIM Constellation Fund (Retail Class)  . . . . . . . . . . . . . . . . . . . .          0.30%

         AIM Weingarten Fund (Retail Class) . . . . . . . . . . . . . . . . . . . . . .          0.30%

______________________

* The Distribution Fee is payable apart from the sales charge, if any, as stated in the current prospectus for the applicable Class and the applicable Portfolio. The amount of the Distribution Fee is subject to any applicable limitations imposed from time to time by applicable Rules of the National Association of Securities Dealers, Inc.